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                              SETTLEMENT AGREEMENT
                           AND GENERAL MUTUAL RELEASE

This Agreement and Release (hereinafter "the Agreement") is entered into by and between Charles L. Rosenblum, Consultant, (hereinafter "Rosenblum") and American Custom Components, Inc. (hereinafter, ACC) with reference to the following.

                                    RECITALS

        A. Rosenblum and ACC entered into a contract on July 7, 1997 wherein Rosenblum was to act as a consultant for hire, and was to provide to ACC certain services more specifically set forth in said contract. Said Contract is attached hereto and made apart hereof as Exhibit A.
        B. Rosenblum and ACC have jointly and collectively decided to terminate all business and contractual relationships which now exists between them specifically including the Exhibit A contract.
        C. Therefore, Rosenblum and ACC hereto desire to enter into a settlement upon the terms and conditions set forth hereafter, and in connection therewith to release each other hereto from any further liability, except as such liability is imposed upon a party under the terms of this agreement.

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        NOW, THEREFORE, ROSENBLUM AND ACC HEREBY AGREE AS FOLLOWS:
        1. PAYMENT BY ACC TO ROSENBLUM: (a) As and for the total consideration due and owing to ROSENBLUM by ACC, ACC agrees to issue ONE HUNDRED THOUSAND (100,000) Warrants to purchase common stock of American Custom Components, Inc. Said warrants are to be purchased by Rosenblum from ACC for the total price of $.01 each. Said warrants are to be purchased by Rosenblum no later than one (1) year from the date of this agreement. Said warrants are valid for a term of three (3) years from the date of their purchase and are transferrable and/or assignable. ACC agrees to file a S8 Registration for the common stock to be purchased through the Warrants by Rosenblum when ACC qualifies as a reporting company.
        (b) Rosenblum agrees that for a minimum of two (2) years (the "lock-Up Period"), that he will not offer to sell, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any of the shares of ACC common stock or any other ACC securities or securities that are convertible into ACC common stock.
        (c) The foregoing restriction is expressly agreed to preclude Rosenblum from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of ACC securities even if such securities would be disposed of by someone other than the undersigned; however, after the S8 Filing becomes effective, Rosenblum would be allowed to sell increments of ONE THOUSAND SHARES OF COMMON STOCK (1,000) in any week in which 30,000 shares of ACC common stock are traded and for each increment of 30,000 shares traded during said week. To accomplish all sales, Rosenblum specifically agrees to place all of his common stock in a stock broker account designated by ACC, and will provide ACC with a duplicate account status.

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        (d) Furthermore, in consideration of the foregoing, Rosenblum and ACC agree that it would be difficult to ascertain damages to ACC for a violation of the above, and the parties agree to a liquidated damages provision for each and every violation of this agreement to be the total amount received by Rosenblum from the sale of ACC common stock by Rosenblum.
        2. All sums previously paid to Rosenblum by ACC are deemed to be earned, and no funds are to be refunded to ACC by Rosenblum.
        3. The above constitutes the total consideration due each party by the other party for all contractual effort performed by either party on behalf of the other party.
        4. RELEASE FROM LIABILITY: Rosenblum and ACC hereby releases acquits, and forever discharges the other party and its present principals, officers, agents, associates, representatives, directors, employees, predecessors, successors and assigns and all persons acting by, through, under or in concert with them, or any of them, jointly or individually, of and from any and all claims demands, causes of action, obligations, damages and liabilities, whether known or unknown, which such party has or may hereafter obtain or accrue against the other party; PROVIDED, HOWEVER, that such release shall not extend to any obligations performed or not paid pursuant to the terms of this Agreement.

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        5. WAIVER OF CIVIL CODE SECT. 1542: Each party hereto understands and expressly waives any and all rights and benefits conferred by the provisions of
Section 1542 of the CALIFORNIA CIVIL CODE which reads as follows:
               "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

        6. NO ADMISSION OF LIABILITY: Nothing contained herein is to be construed to be an admission of any liability by any party or any other party hereto.
        7. REVIEW BY LEGAL COUNSEL: Each party hereto further warrants and represents that in executing this Agreement, such party has been represented by and relied on legal advice from such party's own attorney, that the terms of this Agreement and its consequences have been completely read and explained by that attorney and that such party fully understands the terms of this Agreement.
        8. RECOVERY OF LEGAL FEES AND COSTS: If any party hereto fails to comply with any provision hereof and the other party institutes court proceedings in order to enforce the terms hereof, the prevailing party therein shall be entitled to recover its reasonable legal fees and costs.
        9. CALIFORNIA LAW TO GOVERN: This Agreement is entered into in the State of California and shall be governed by and construed under the laws of the State of California to whose jurisdiction the parties hereto submit.

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        10. WARRANTY OF AUTHORITY: Each party hereto warrants that it has full authority to enter into this Agreement and, if a corporate or similar business entity, that its entry into this Agreement has been properly authorized by such persons or governing body as possess the right to so authorize such action; that it has taken no action or entered into any agreement that would prevent or interfere with its compliance with the terms hereof; and, that it has not sold or assigned to any third party any claim which it waives or releases under the terms hereof.
        11. COUNTERPART COPIES: This agreement may be executed in multiple originals and each multiple original or counterpart shall be deemed to constitute an original of this Agreement at to any persons or entities whose original signature, or their representative appears thereon. Facsimile copies of original signatures are deemed as original if another party's original signature appears thereon.
        12. This Settlement Agreement is meant to be confidential. Neither Rosenblum nor ACC desire that the terms of this agreement or the circumstances which preceded it be disclosed to the public, nor any person who does not now have knowledge of this agreement or the actions and circumstances which preceded it. Therefore, both parties agree to its confidentiality; furthermore, both parties agree that it would be difficult to ascertain damages as a result of the disclosure of the terms of this Settlement Agreement.

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Therefore, both Rosenblum and ACC agree to liquidated damages in the amount of
TEN THOUSAND DOLLARS ($10,000.00) for each and every intentional disclosure of the terms herein or the circumstances which preceded this agreement.


IN WITNESS WHEREOF, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT:


Dated:         October 13, 1997           /s/ Charles Rosenblum
                                          ----------------------------------
                                          Charles L. Rosenblum,
                                          Individually as Consultant

Dated:         October 13, 1997           /s/ Inge Lundegaard
                                          -----------------------------------
                                          American Custom Components, Inc.
                                          by Inge Lundegaard


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